Exhibit 10.35

EMPLOYMENT AGREEMENT

This Employment Agreement, (the “Agreement”) made this the          day of                     , 2006, by and between The Bank Of Hampton Roads, a banking corporation organized under the laws of the Commonwealth of Virginia (the “Bank” or “Employer”), with a principal address of 999 Waterside Drive, Suite 200, Norfolk, Virginia (23510), and Lorelle Fritsch (the “Officer”), with an address of 1026 Copperstone Circle in the City/County of Chesapeake, in the State of Virginia (23320)(Zip Code).

W I T N E S S E T H:

WHEREAS, the Officer currently is rendering or desires to render valuable services to the Employer and it is the desire of the Employer to have the benefit of the Officer’s continued and future loyalty, service and counsel; and

WHEREAS, the Officer wishes to continue or become in the employ of the Employer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, the parties covenant and agree as follows;

1. Employment: The Employer agrees to continue to or employ the Officer to perform services for the Employer and the Officer agrees to continue to or serve the Employer upon the terms and conditions herein provided. The Officer agrees to perform such managerial duties and responsibilities as shall be assigned to him or her by the Chief Executive Officer of the Employer, which duties and responsibilities, if Officer is presently employed by Employer, shall be substantially those functions of the Officer on the date of this Agreement and the commencement date hereof. The Officer shall devote his or her time and attention on a full-time basis to the discharge of the duties undertaken by him or her hereunder.

2. Terms And Compensation:

(a) Term of Agreement. The term (the “Term”) of this Agreement shall commence on that date (the “Commencement Date”) upon which the Compensation Committee of the Bank’s Board of Directors approves the Agreement or, if previously authorized by the Bank’s Board of Directors, the date upon which Employer’s Chief Executive Officer acknowledges and accepts this Agreement for the Bank. Thereafter, the Agreement shall continue until the first to occur of (i) except as otherwise provided in Section 3 hereof, the end of the sixtieth (60th) consecutive month following the Commencement Date, (ii) the Officer’s death, or (iii) except as provided in Paragraph (d) of this Section 2, the Officer’s disability. Notwithstanding the foregoing, however, in the event the Officer is not informed by the Bank, in writing, prior to the last day of the sixtieth (60th) consecutive month following the Commencement Date of employment, or any subsequent renewal term, that this Agreement will not be renewed, this Agreement will automatically renew itself for additional periods of sixty (60) months (each a “Renewal Term”) from the original anniversary date or, as the case may be, any Renewal Term. For purposes of this Agreement, the “Term” shall include and refer to, as appropriate by the context, any Renewal Term.

(b) Compensation. During the term of employment hereunder, the Officer shall receive for his or her services a base salary and incentive or bonus compensation in amounts determined by the (i) Bank’s Board of Directors, (ii) an appropriate committee of the Employer or (iii) the Bank’s Chief Executive Officer, in accordance with the salary administration program of the Employer as the same may from time to time be in effect.

(c) Benefits. The Officer shall be eligible for participation in any additional plans, programs or forms of compensation or benefits that the Employer’s Board of Directors might hereinafter provide to the class of employees that includes the Officer.

(d) Disability. In the event of the physical or mental disability of the Officer by reason of which the Officer is unable to perform the duties of his employment hereunder, the Employer shall continue to pay or provide to the Officer the compensation and benefits provided under Paragraphs (b) and (c) of this Section 2 for the first six (6) months of such disability. If, however, the disability continues beyond such six-month period, the Employer may, at its election, terminate the Officer’s employment under this Agreement, in which case the Officer shall receive any disability benefits payable the Employer’s plans in effect at that time.

(e) Death. In the event that the Officer’s death should occur during the Term of this Agreement, this Agreement shall terminate and the Officer or his estate or beneficiaries, as the case may be, shall be entitled only to income earned but not yet paid as of the date of death and any and all retirement or death benefits payable under the Employer’s plans in effect at that time and no further compensation will be paid under this Agreement.

3. Termination:

(a) Termination by the Employer. Nothing herein contained shall prevent the Employer from terminating the services of the Officer at any time prior to the expiration of this Agreement “for good cause”. For purposes of this Agreement, “for good cause” means a dismissal of the Officer by Employer because of (i) the material failure of the Officer, after written notice, for reasons other than disability, to render services to the Employer as provided herein; (ii) the Officer’s gross or willful neglect of duty, neglect or refusal to perform all duties assigned to him or her, in good faith, under this Agreement or by Employer; (iii) imprudent financial management of Employer by the Officer which causes Employer an extraordinary or material loss not otherwise authorized; (iv) conviction of or guilty plea to a felony or a crime involving moral turpitude; (v) habitual use of drugs or alcohol; (vi) conduct that adversely affects the Employer’s business reputation; (vi) the material breach of this Agreement; (vii) material waste or misuse of assets of Employer; (viii) embezzlement, dishonesty, fraud or other similar acts reflecting adversely upon Officer’s honesty and integrity, (ix) illegal or intentional acts by the Officer demonstrating bad faith toward the Employer, including, but not limited to, any conduct by Officer so as to permit, condone or acquiesce in any act or conduct of other persons, which could cause Employer, its parent or any of its subsidiaries, to be in material violation of any law, statute or regulation, or (x) commission by Officer of any other act which the Bank, in its sole discretion, determines to have an adverse impact on its standing in the community or with its customers, staff or shareholders. If the Employer shall terminate the Officer’s employment “for good cause”, the Officer shall be entitled only to receive his or her base salary in respect of services performed through the Date of Termination.

(b) Termination by the Officer.

(i) The Officer shall be entitled to terminate his or her employment pursuant to this Agreement voluntarily at any time, provided, however, that in the event the Officer terminates his or her employment pursuant to this Agreement for any reason other than “a change of control” as described below, then the Officer shall be entitled to no termination allowance and/or no severance allowance and no further compensation after the “Date of Termination” as defined in part (d) of this Paragraph 3.

(ii) The Officer shall be entitled to terminate his or her employment pursuant to this Agreement if “a change of control” occurs with respect to the Bank, in which event the Employer shall be obligated to pay the Officer and furnish him or her the benefits provided in Section 4 hereof. For purposes of this Agreement, the term “a change in control” shall mean (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) who is, or who has entered into a definite agreement with the Bank to become, the beneficial owner, directly or indirectly, of securities of the Bank representing more than 50% of the combined voting power of the then outstanding securities of the Bank; or (b) a change in the composition of a majority of the Board of Directors of the Bank within twelve (12) months after any person (as defined above) is or becomes the beneficial owner, directly or indirectly, of securities of the Bank representing 25% of the combined voting power of the then outstanding securities of the Bank. The right herein conferred upon the Officer to terminate his employment “for good reason” may be exercised by the Officer at any time during the Term of this Agreement at his or her sole discretion, and any failure by the Officer to exercise this right after he or she has “good reason” to do so shall not be deemed a waiver of the right.

(c) Notice of Termination. Any termination of the Officer’s employment by the Employer or by the Officer shall be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision(s) in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances providing the basis for termination.

(d) Date of Termination. The “Date of Termination” shall mean (i) if the Agreement is terminated by the Officer, the date on which the Notice of Termination is delivered to Employer, (ii) if the Agreement is terminated by the Employer because of the Officer’s disability, thirty (30) days after the Notice of Termination is given, or (iii) if the Officer’s employment is terminated by the Employer for any other reason, the date on which a Notice of Termination is given.

4. Compensation Upon Termination By Officer For A Change of Control Event. If the Officer terminates his or her employment pursuant to Section 3(b)(ii) hereof then:

(a) Accrued But Unpaid Compensation. The Employer shall pay the Officer’s full base salary through the Date of Termination at the rate then in effect and the amount, if any, of awards theretofore made which have not yet been paid.

(b) Severance Allowance. The Employer shall pay the Officer a severance allowance in sixty (60) equal monthly payments commencing on the last day of the month in which the Date of Termination occurs, the total amount of which will equal and will not exceed the present value of three times (3x) the base amount minus $1.00 plus the present value of any other payments in the nature of compensation within the meaning of Section 280G(b)(2)(A)(ii) of the Internal Revenue Code of 1954, as amended (the “Code”).

For purposes of this Paragraph 4(b), the following definitions shall apply:

(i) Base Amount - The term “base amount” means the Officer’s average annualized includible compensation for the base period.

(ii) Annualized Includible Compensation for the Base Period - The term “annualized includible compensation for the base period” means the average annual compensation paid by the Bank, which was includible in the gross income of the officer for federal income tax purposes for taxable years in the base period.

(iii) Base Period - The term “base period” means the period consisting of the most recent three (3) taxable years ending before the date on which termination occurs, except for termination as a result of the operation of Paragraph 3(b) above in which case the date of termination shall be deemed to be the date a change in control occurs with respect to the Bank.

(iv) Present Value - Present value shall be determined in accordance with Section 1274(b)(2) of the Code.

(c) Employee Benefits. The Employer shall maintain in full force and effect, for the Officer’s continued benefit until the earlier of the third (3rd) anniversary of the Date of Termination or the date the Officer becomes a participant in similar plans, programs or arrangements provided by a subsequent employer, all life, accident, medical and dental insurance benefit plans and programs or arrangements in which the Officer was entitled to participate immediately prior to the Date of Termination, provided that the Officer’s continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Officer’s participation in any such plan or program is barred, the Employer shall arrange to provide the Officer with benefits substantially similar to those which the Officer is entitled to receive under such plans and programs. At the end of the period of coverage, the Officer shall have the option to have assigned to him or her at no cost and with no apportionment of prepaid premiums, any assignable insurance policy owned by the Employer and relating specifically to the Officer.

(d) No Duty to Mitigate. The Officer shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by the Officer as the result of employment by another employer after the Date of Termination, or otherwise.

5. Return of Bank’s Property. When the Officer’s employment with the Bank ends, the Officer agrees to immediately deliver to the Bank (i) all documents, including, but not limited to, address and telephone records of customers, listings of customer names and/or account numbers, and any telephone records of customers, listings of customer names and/or account numbers, and any other items or records in the Officer’s possession, or subsequently coming into the Officer’s possession pertaining to the business of the Bank, including without limitation, confidential and proprietary information which the Officer would not possess but for his employment relationship with the Bank and (ii) any tangible personal property of the Bank or provided by the Bank to Officer, including, but not limited to, computer(s) and related peripherals, laptops, automobiles, cellular telephones, access cards and credit cards.

6. Prohibition of Competitive Activities. Except upon the termination of this Agreement by the Officer pursuant to Section 3(b)(ii) hereof, then:

(a) During the Officer’s employment with the Bank and for a period of two (2) years following the Officer’s termination or the expiration of this Agreement, the Officer agrees that he/she will not on his/her own behalf, or on behalf of any other person or entity, solicit, divert, take away, or attempt to solicit, divert, or take away the business or patronage of any client or customer of the Bank or from the Bank to any other individual, entity or institution providing banking, lending or similar financial services as those provided by the Bank as of the Date of Termination.

(b) During the Officer’s employment with the Bank and following termination of employment with the Bank pursuant to this Agreement, the Officer will preserve the confidentiality of, and will not reveal for any reason, or use to the detriment of the Bank, trade secrets, or other confidential, business, or proprietary information which the Officer has received in the course of the Officer’s employment with the Bank.

(c) During the period of the Officer’s employment and for a period of two (2) years after employment ends, the Officer agrees that he/she will not on his/her own behalf or on behalf of any person or entity, in any capacity, solicit, recruit or hire or assist others in soliciting, recruiting or hiring any person who is currently or was during the preceding twelve (12) months prior to the Officer’s termination of employment with the Bank, an employee or officer with the Bank.

Subsections (a), (b) and (c) of this Section 6 are intended by the parties hereto as separate and divisible provisions, and if for any reason either one is held to be invalid or unenforceable, neither the validity nor the enforceability of the other shall thereby be affected. If any court holds that the whole or any part of Subsections (a), (b) and (c) is unenforceable by reason of the extent, duration or geographic scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographic scope, or other provisions hereof and in its reduced form such Section shall be enforceable in the manner contemplated hereby.

7. Notice of Subsequent Employment. For a period of two (2) years after the Officer’s employment with the Bank ends, the Officer agrees to notify the Bank of the name and address of the Officer’s employer and the Officer hereby authorizes the Bank to contact any such employer during that period for the limited purpose of making the employer aware of this Agreement and protection against any disclosure of confidential and proprietary information, or unfair competition.

8. Remedies. The Officer acknowledges that if he/she breaches or threatens to breach this Agreement, in addition to any and all other rights and remedies it may have, the Bank shall be entitled to injunctive relief, both pendente lite and permanent, against the Officer, as the Officer recognizes that a remedy at law would be inadequate and insufficient. The Bank shall be entitled to recover from the Officer all costs and expenses, including but not limited to reasonable attorney’s fees and court costs, incurred by the Bank as a result of or arising out of any breach of threatened breach under or pursuant to this Agreement in addition to such other rights and remedies as the Bank may have under this Agreement or any other agreement, at law or in equity.

9. Section 4999 Gross-Up Payment. In the event it shall be determined that any payments and benefits called for under the Agreement and any Amendments thereto, together with any other payments and benefits (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Agreement (a “Payment”) would be subject to the excise tax imposed under Section 4999 of the Code, or any successor statute, or any interest or penalties are incurred by the Officer with respect to such excise tax (collectively, the “Excise Tax”), then the Officer shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Officer of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Officer retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the payments.

(a) Gross-Up Determination. Subject to the provision of Subsection (b) herein, all determinations required to be made under this Agreement, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by KPMG LLP or such other independent certified accounting firm (the “Accounting Firm”) selected by mutual consent of the Bank and the Officer, which shall provide detailed supporting calculations both to the Bank and the Officer within fifteen (15) business days of the receipt of notice from the Officer that there has been a Payment, or such earlier time as is requested by the Bank. The calculations under this Agreement will be made in a manner consistent with the requirements of Code Sections 280G and 4999 and any applicable related regulations and any related Internal Revenue Service rulings. All fees and expenses of the Accounting Firm for such determination shall be borne solely by the Bank. Any determination by the Accounting Firm shall be binding upon the Bank and the Officer. Any Gross-Up Payment, as determined pursuant to this Agreement shall be paid by the Bank to the Officer within five (5) days of the receipt of determination by the Accounting Firm that such payment is due. If it is determined that no Excise Tax is payable to the Officer, it shall so indicate to the Officer in writing.

(b) Notification to Bank. The Officer shall notify the Bank in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Bank of the Gross-Up Payment. Such notice shall be given as soon as practicable but no later than ten (10) business days after the Officer is informed in writing of such claim and said notice shall advise the Bank of the nature of such claim and the date on which such claim is requested to be paid. The Officer shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Bank (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Bank notifies the Officer in writing prior to the expiration of such period that it desires to contest such claim, the Officer shall:

(i) give the Bank any information reasonably requested by the Bank relating to such claim,

(ii) take such action in connection with contesting such claim as the Bank shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonable selected by the Bank,

(iii) cooperate with the Bank in good faith in order to effectively contest such claim; and

(iv) permit the Bank to participate in any proceedings relating to such claim;

provided, however, that the Bank shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with any contest of a claim for payment of the Excise Taxes and the Bank shall indemnify and hold the Officer harmless, on an after tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

Without limitation on the foregoing provisions of this Agreement, the Bank shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Officer to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Officer agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Bank shall determine; provided, however, that if the Bank directs the Officer to pay such claim and sue for a refund, the Bank shall advance the amount of such payment to the Officer, on an interest-free basis and shall indemnify and hold the Officer harmless, on an after-tax-basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Officer with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Bank’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Officer shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(c) Underpayment of Gross-Up Payment. In the event there is an underpayment of the Gross-Up Payment due to the uncertainty in the application of Section 4999 of the Code at the time of the initial determination the Accounting Firm, and the Officer thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of any such underpayment that has occurred and such amount will be promptly paid by the Bank to or for the benefit of the Officer.

(d) Refund of Gross-Up Payment. If, after the receipt by the Officer of an amount advanced by the Bank pursuant to this Agreement, the Officer becomes entitled to receive any refund with respect to such claim, the Officer shall [subject to the Bank’s complying with the requirements of Subsection (b) above], promptly pay to the Bank the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Officer of an amount advanced by the Bank pursuant to Subsection (b) above, a determination is made that the Officer shall not be entitled to any refund with respect to such claim and the Bank does not notify the Officer in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

10. Litigation Expenses

(a) The Bank agrees to pay promptly as incurred, to the full extent permitted by law, all the legal fees and expenses which the Officer may reasonably incur as a result of any contest (regardless of the outcome thereof unless a court of competent jurisdiction determines that the Officer acted in bad faith in initiating the contest) by the Bank, the Officer or others of the validity or enforceability of, or liability under, any provision of the Employment Agreement or Amendments thereto, or any guarantee of performance thereof (including as a result of any contest by the Officer about the amount of any payment pursuant to the Agreement or its Amendments), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Code Section 7872(f)(2)(A); provided however, that the reasonableness of the fees and expenses must be determined by an independent arbitrator, using standard legal principles, mutually agreed upon by the Bank and the Officer in accordance with rules set forth by the American Arbitration Association.

(b) If there is any dispute between the Bank and the Officer in the event of any termination of the Officer’s employment by the Bank or by the Officer, then unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that the Officer is not entitled to benefits under the Agreement and Amendments thereto, the Bank will pay all amounts, and provide all benefits to the Officer and/or the Officer’s family or other beneficiaries, as the case may be, that the Bank would be required to pay or provide pursuant to the Agreement and its Amendments. The Bank will not be required to pay any disputed amounts pursuant to this paragraph except upon receipt of an undertaking (which may be unsecured) by or on behalf of the Officer to repay all such amounts to which the Officer is ultimately adjudged by such court not to be entitled.

11. Miscellaneous:

(a) Waiver. A waiver by any party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such terms and conditions for the future, or of any subsequent breach thereof.

(b) Severability. If any provision of this Agreement, as applied to any circumstances, shall be adjudged by a court to be void and unenforceable, the same shall in no way affect any other provision of this Agreement or the applicability of such provision to any other circumstances.

(c) Amendment. This Agreement may not be varied, altered, modified, changed, or in any way amended except by an instrument in writing, executed by the parties hereto or their legal representatives.

(d) Nonassignability of Payments. Neither the Officer nor his estate shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the right thereto are expressly declared to be nonassignable and nontransferable.

(e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Officer (and his personal representative), the Bank and any successor organization or organizations which shall succeed to substantially all of the business and property of the Bank, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Bank or otherwise, including by operation of law.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Virginia, whether statutory or decisional, applicable to agreements made and entirely to be performed within such state and such provisions of federal law as may be applicable. Venue for any dispute arising hereunder shall lie exclusively in the state or federal courts located in or having jurisdiction over the City of Norfolk, Virginia.

(g) Assignment. Officer shall not have the right to transfer or assign any or all of his or her rights or interest hereunder. Pursuant to the provisions of Section 3(b) hereof, Officer agrees that should Employer convey all or substantially all of Employer’s assets to a third-party, which assets include this Agreement, that Employer may assign this Agreement to such third-party without the prior consent of Officer, and, further, that such assignment shall be deemed to be undertaken with Officer’s consent with regard to the third-party.

(h) Background, Enumerations and Headings. The Background, enumerations and headings contained in this Agreement are for convenience of reference only and are not intended to have any substantive significance in interpreting this Agreement.

(i) Gender and Number. Unless the context otherwise requires, whenever used in this Agreement the singular shall include the plural, the plural shall include the singular, and the masculine gender shall include neuter or feminine gender and vice versa.

(j) Dispute Resolution. If a dispute arises out of or relates to this Agreement or the breach thereof, such dispute shall first be submitted to the Personnel Committee for the Bank’s Board of Directors for resolution whose decision shall be final.

[Signatures Follow Next Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

The Bank of Hampton Roads,
a Virginia banking corporation

By	/s/ Jack W. Gibson	(SEAL)

Print Name:	Jack W. Gibson

Title:	President & CEO

Date:

Officer:

/s/ Lorelle Fritsch		(SEAL)

Print Name:	Lorelle Fritsch